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                                                                      EXHIBIT 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                  (in millions)


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
                                                     Twelve Months                      Twelve Months
                                                     Ended June 30,                   Ended December 31,
                                                    ----------------    ----------------------------------------------
                                                     2002      2001      2001      2000      1999      1998      1997
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
CONSOLIDATED INCOME (LOSS) FROM CONTINUING

OPERATIONS BEFORE INCOME TAXES:                     $520.2    $355.8    $389.2    $449.0    $556.1    $461.1    $397.0
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ADJUSTMENTS:

    Interest during construction                      (2.5)     (2.6)     (2.2)     (2.2)     (2.8)     (2.1)     (3.0)
    Distributed (Undistributed) equity income         (1.0)     (4.8)      2.2      (5.5)     (5.8)     (0.4)      3.6
    Fixed charges*                                   163.5     182.1     177.9     192.8     183.8     163.3     180.5
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Earnings available                                  $680.2    $530.5    $567.1    $634.1    $731.3    $621.9    $578.1

* FIXED CHARGES:

    Interest on long-term and short-term debt       $117.0    $142.7    $123.6    $154.3    $152.9    $145.4    $145.6
    Other interest                                    27.3      23.6      45.9      18.3      14.9       1.4      15.2
    Portion of rentals representing interest          19.2      15.8       8.4      20.2      16.0      16.5      19.7
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Total Fixed Charges                                 $163.5    $182.1    $177.9    $192.8    $183.8    $163.3    $180.5

RATIO OF EARNINGS TO FIXED CHARGES                    4.16      2.91      3.19      3.29      3.98      3.81      3.20
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Prior periods have been restated to reflect discontinued operations.


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